Exhibit 99.2

Dr. Louis Glasgow Appointed Chief Technology Officer for Lightwave Logic, Inc.

Dr. David Eaton Will Continue to Serve as Scientific Advisor

Press Release Source: Lightwave Logic, Inc. On Tuesday November 1, 2011, 2:32 pm EDT

NEWARK, Del., Nov. 1, 2011 /PRNewswire/ -- Lightwave Logic, Inc. (OTC Bulletin Board:LWLG.ob - News), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that Dr. Louis Glasgow has been appointed as its Chief Technology Officer effective November 1, 2011.

Dr. Glasgow received a B.S. in chemistry from the University of Illinois, and M.S. and Ph.D. degrees in physical chemistry from the University of Wisconsin at Madison.  He completed a postdoctoral fellowship at the Radiation Chemistry section of the Max Planck Kohlenforschung Institute in Germany and taught at Northeastern University in Boston before joining the DuPont Company in 1973. At DuPont, Dr. Glasgow held a series of positions in research, manufacturing and administration. His last position was Director of Research.

Dr. Glasgow worked for Corning from 2003 through 2010 with Dr. Joseph Miller, where he directed work aimed at improved ceramic catalyst substrates for automotive and truck emission control, organic coatings for glass and plastic relevant to the company's interests in fiber optic communications, life sciences, and display technologies.  In addition, he directed work aimed at creating novel organic semiconductors for display and photovoltaic applications.

He is a member of the American Chemical Society, Sigma Xi, and the American Association for the Advancement of Science (AAAS).  He was appointed a fellow of the AAAS in 1995.

Jim Marcelli, Chief Executive Officer of Lightwave Logic commented, "Lou Glasgow brings a unique set of scientific and technical capabilities to our company along with critical industry experience and program management skills that will accelerate the progress in the commercialization of our technology.

"Together, with Dr. Eaton's continued support as Scientific Advisor to the Company, we will more fully align our development and commercialization efforts to encompass the many disciplines necessary to move forward the various projects we have currently in development."

Dr. Lou Glasgow, said, "I am very excited to have the opportunity to join Lightwave Logic.  I firmly believe in the future of photonics and the role that organic electro-optical and all-optical materials will  play.  The company has a unique technological lead and I look forward to contributing to the commercialization efforts."

"Powered by Lightwave Logic"

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373

steve@lightwavelogic.com